UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 9, 2009

HEWITT ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31351	47-0851756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Half Day Road, Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (847) 295-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 9, 2009, Hewitt Associates L.L.C. (the “Company”) entered into a three-year, $250 million unsecured revolving credit agreement (“Credit Agreement”) by and among the Company, as borrower, Hewitt Associates, Inc. (the Registrant), as guarantor, and the lenders party thereto. This credit facility contains a $25 million sub-limit for the issuance of letters of credit. The Credit Agreement is maintained for general corporate purposes and replaces the Company’s previous $200 million, five-year credit agreement dated May 23, 2005, as amended.

Borrowings initially provided under this credit facility would be at the London Interbank Offered Rate (“LIBOR”) plus 2.5% or an alternate base rate plus 1.5%. The alternate base rate is the greater of (i) 0.5% plus the federal funds rate, (ii) 1% plus the one-month LIBOR rate or (iii) the prime rate. The interest rate will change depending on the leverage ratio of the Registrant, and range from 2.00% to 3.00% over LIBOR or 1.00% to 2.00% over the alternate base rate.

The Credit Agreement requires the Company to maintain (1) a leverage ratio not exceeding 2.50 to 1.00 and (2) an interest coverage ratio not less than 2.00 to 1.00 and is subject to other conditions and covenants as contained in the Credit Agreement. The facility is subject to annual commitment fees ranging from 0.30% to 0.50% per annum times the average daily unused commitments.

The Credit Agreement expires on October 9, 2012. At October 9, 2009, there were no borrowings and $10.4 million of letters of credit issued under the credit facility.

This summary of the terms of the Credit Agreement is qualified in its entirety by the text of the Credit Agreement, a copy of which is attached to this Form 8-K as exhibit 99.1, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01. above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Credit Agreement by and among Hewitt Associates L.L.C., as borrower, Hewitt Associates, Inc., as guarantor, and the lenders party thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWITT ASSOCIATES, INC.

By:	/S/ STEVEN J. KYONO
Name:	Steven J. Kyono
Title:	Senior Vice President and General Counsel

Date: October 16, 2009

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Exhibit Index

Number	Description

99.1	Credit Agreement by and among Hewitt Associates L.L.C., as borrower, Hewitt Associates, Inc., as guarantor, and the lenders party thereto.

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